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                        HOMEFREE VILLAGE RESORTS, INC.
                          1400 S. Colorado Boulevard
                                   Suite 410
                               Denver, CO 80222


                                          April 18, 1997

Dear Shareholder:

     You recently received from us a Notice with respect to a Reverse Stock Split and an accompanying Information Statement. The Information Statement stated that the Reverse Stock Split had been consummated on March 27, 1997 by a filing with the Secretary of the State of Delaware. This resulted in the Company violating the SEC proxy rules and the provisions of Schedule 14C because the Company did not give stockholders twenty (20) days advance notice with respect to the implementation of the Reverse Stock Split and did not include audited financial statements for calendar year 1996. As part of this process, the Company also precipitously filed a Form 15 with the SEC for the purpose of terminating the registration of the Company as a public company as a result of the Reverse Stock Split. Therefore the Company was not relieved of its obligations to report to the SEC or to the shareholders. The Company should have given the required 20 days notice and provided audited financial statements as part of its Information Statement, and the Company will be required to file a Form 10-K for the 1996 calendar year.

     The Company is in the process of preparing unaudited financial statements for calendar year 1996 and these will be sent to you within approximately 10 days. The Company is not preparing audited financial statements due to the considerable expense and time delay in doing so. The Reverse Stock Split is still effective and the exchange of stock certificates for new certificates or the cash payment in lieu of fractional shares will continue to be made. As set forth in the Information Statement, the Reverse Stock Split is made effective under Delaware law by the vote of the majority shareholder and the action of the Board of Directors and no vote or proxy is required from any other shareholders. However, the Company does not intend to limit any rights which a shareholder might have because of the above described violations. As set forth in the Information Statement, there are no appraisal rights with respect to a Reverse Stock Split. However it may be possible under Delaware law for a shareholder to challenge the fairness of the Reverse Stock Split and the price paid for fractional shares, or to challenge the action of Directors or officers on the basis of conflicts of interest if it can be shown there was a violation by them of their fiduciary duties. As stated in the Information Statement, the Company believes that the Reverse Stock Split was fair.
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April 18, 1997
Page 2

     In addition to rights under state law, shareholders may have certain rights under the federal securities laws due to the Company's violations of the proxy rules and the Schedule 14C rules as described above. A shareholder may make a legal claim for damages for failure to receive required financial information or seek equitable relief from a Court. Equitable relief could involve attempting to void the Reverse Stock Split. Violation of these proxy rules may provide the basis for a lawsuit in the federal courts with respect to the fairness of the transaction, which issue is normally adjudicated in the state courts. A court could make legal or equitable decisions if it thought the shareholders were not properly treated because of these violations. Most legal actions involving proxy rule violations relate to the solicitation of proxies, and the courts have enjoined the use of or even voided proxies based on proxy rule violations. The Company did not solicit proxies or require any votes from the shareholders. Notwithstanding, if a court finds violations of law in connection with the proxy rules or the failure to disclose required information, the court could award damages to a shareholder who might be able to successfully assert such claims. This letter is not intended to comment on the issue of whether any such claims could be successful.

     You should shortly be receiving the unaudited financial statements for 1996. Pursuant to your letter of transmittal, you will either receive payment for your shares if you own less than 100,000 shares or a certificate for the new shares if you own at least 100,000 shares. If you have any questions regarding this matter, please feel free to call me. I apologize for any inconvenience or delay in receiving your cash payment or stock certificate.

                              Sincerely yours,


                              Craig M. Bollman, Jr.